Exhibit 99.1

Leidos Nominates Former Vice Admiral Nancy Ann Norton to Board of Directors

(RESTON, Va.) December 14, 2023 – Leidos (NYSE:LDOS), a FORTUNE® 500 science and technology leader, announced that Nancy Ann Norton, Vice Admiral U.S. Navy (Ret.), has been appointed to the company’s Board of Directors, effective January 1, 2024. Norton sits on the board of FedEx Corporation and, while in the Navy, most recently served as director of the Defense Information Systems Agency (DISA) and commander of the Joint Force Headquarters Department of Defense Information Network (JFHQ-DODIN).

“We are delighted to welcome Nancy to the board where she will help us better understand our customers’ challenges so as to better position Leidos to serve,” said Leidos Chief Executive Officer Tom Bell. “As we lead Leidos into and through our next decade of growth, Nancy’s business acumen and experience will help us maintain our leading position within our industry.”

“Nancy brings a wealth of experience from the highest levels of the Navy and Department of Defense as well as corporate governance understanding,” said Leidos Chairman Bob Shapard. “We’re excited to welcome her to the board to help us expand our business while driving growth for shareholders.”

Prior to her retirement in 2021, Norton led DISA’s global network and oversaw more than 8,000 military and civilian personnel. DISA’s worldwide force plans, develops, delivers, and operates joint, interoperable command and control capabilities while defending an enterprise infrastructure in more than 42 countries. As commander of JFHQ-DODIN, Norton was charged with the direction and synchronization of defensive cyberspace activities. She was responsible for organizing, training and equipping the military and civilian staff who secure, operate and defend the DODIN.

A native of Oregon, Norton holds a Bachelor of Science degree from Portland State University as well as master’s degrees from the Naval Postgraduate School and Naval War College, where she was the President’s Honor Graduate.

Norton joined FedEx Corporation’s board of directors in 2022. Her awards and decorations include the Defense Superior Service Medal, Legion of Merit, Defense Meritorious Service Medal and Meritorious Service Medal, Navy League Award, Young AFCEAN Award, Copernicus Award and the National Security Agency’s Frank B. Rowlett Award for Personal Achievement in Information Security.

About Leidos

Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil, and health markets. The company's 47,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022. For more information, visit www.Leidos.com.

Contact:
Melissa Dueñas
(571) 526-6850
duenasml@leidos.com

Thomas Doheny
(571) 474-4735
dohenyt@leidos.com